EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into this 27th day of December 2016, and effective as of January 1, 2017 (the “Effective Date”), by and between First Financial Bank, N.A. (the “Bank”), a national banking association organized under the laws of the United States of America and Karen L. Stinson-Milienu (the “Employee”), a resident of the State of Indiana.
WHEREAS, the Employee has heretofore been employed by the Bank as Senior Vice President and Director of Branch Banking and has performed valuable services for the Bank; and
WHEREAS, the Bank desires to enter into this Agreement with the Employee in order to assure continuity of management and to reinforce and encourage the continued attention and dedication of the Employee to her assigned duties; and
WHEREAS, the parties desire, by this writing, to set forth the continuing employment relationship between the Bank and the Employee.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and the Bank agree as follows:
1.    Employment
. The Employee is employed as the Senior Vice President and Director of Branch Banking of the Bank. The Employee shall render such administrative and management services for the Bank as are currently rendered and as are currently performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee’s other duties shall be such as the board of directors of the Bank may, from time to time, reasonably direct, including normal duties as an officer of the Bank.
2.    Base Compensation
. The Bank agrees to pay the Employee during the term of this Agreement a base salary at the rate of $194,743.00 per annum, payable in cash not less frequently than monthly. Such base salary shall be effective and calculated commencing as of the Effective Date. The Bank may consider and declare from time to time increases in the base salary it pays the Employee. Prior to a Change in Control (as hereinafter defined), the Bank may also declare decreases in the base salary it pays the Employee if the operating results of the Bank are significantly less favorable than those for the fiscal year ending December 31, 2015, and the Bank makes similar decreases in the base salary it pays to other executive officers of the Bank. After a Change in Control, the Bank shall consider and declare salary increases in base salary based upon the following standards:
(a)    Inflation;
(b)    Adjustments to the base salaries of other senior management personnel;
(c)    Past performance of the Employee; and
(d)    The contribution which the Employee makes to the business and profits of the Bank during the term of this Agreement.

3.    Bonuses
. The Employee shall participate, in an equitable manner with all other senior management employees of the Bank or First Financial Corporation (the “Parent”) in any bonus that the Bank or Parent may award. The Employee shall further participate in any discretionary bonuses. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such awards. All the compensation referenced in this subsection is referred to individually hereinafter as “Bonus” and collectively referred to hereinafter as “Bonuses.”
4.    Benefits
(a)    Participation in Retirement, Medical and Other Benefit Plans. During the term of this Agreement, the Employee shall be eligible to participate in the following benefit plans: group hospitalization, disability, health, dental, sick leave, retirement, supplemental retirement, pension, 401(k), employee stock ownership plan, and all other present or future qualified and/or nonqualified plans provided by the Bank or Parent generally, or to executive officers of the Bank or Parent, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date, unless the continued operation of such plans or changes in the accounting, legal or tax treatment of such plans would adversely affect the Bank’s or Parent’s operating results or financial condition in a material way, and the Bank or Parent concludes that modifications to such plans are necessary to avoid such adverse effects and such modifications apply consistently to all employees participating in the affected plans. In addition, the Employee shall be eligible to participate in any fringe benefits which are or may become available to the Bank’s or Parent’s senior management employees, including, for example, any insurance programs (including, but not limited to, any group and executive life insurance programs), payment of country club dues (if applicable), and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. All the employee benefits referenced in this subsection are collectively referred to hereinafter as “Employee Benefits.”
(b)    Automobile. So long as the Employee is employed by the Bank pursuant to this Agreement, the Employee shall be entitled to use, but is not required to use, a Bank-owned automobile of commensurate quality and value as that used by other executive officers on the Effective Date of this Agreement. The Bank shall provide and pay the premiums for full insurance coverage on the automobile. Such insurance coverage shall be no less than the coverage provided on the Effective Date of this Agreement. The Bank shall also pay for the cost of operation, maintenance and repair of the automobile. All benefits referenced in this subsection 4(b) are collectively referred to hereinafter as “Automobile Benefits.”
(c)    Vacation, Sick Leave and Disability. The Employee shall be entitled to 20 days vacation annually and shall be entitled to the same sick leave and disability leave as other executive employees. The Employee shall not receive any additional compensation on account of her failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Bank or permitted for other executive employees.
In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent herself voluntarily from the performance of her employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Bank may determine including time for professional development and continuing education. Further, the Bank may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors of the Bank in its discretion may determine.
(d)    Other Policies. All other matters relating to the employment of the Employee not specifically addressed in this Agreement shall be subject to the general policies regarding executive employees of the Bank as in effect from time to time.
5.    Term of Employment
. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under the terms of this Agreement, for the period commencing on the Effective Date and ending at 11:59 p.m. on December 31, 2017 (or such earlier date as is determined in accordance with Section 8). The Employee’s term of employment may be extended for additional one-year periods beyond the Agreement’s expiration date if the Compensation Committee of the Board of Directors of the Parent provides the Employee with notice of renewal 90 days before the expiration of the term. The initial term of this Agreement and all extensions thereof are hereinafter referred to individually and collectively as the “Term.”
6.    Covenants
(a)    Loyalty.
(i)    During the period of her employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all of her full business time, attention, skill and efforts to the faithful performance of her duties hereunder; provided, however, from time to time, the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of her employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.
(ii)    Nothing contained in this Section shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.
(b)    Nonsolicitation. The Employee hereby understands and acknowledges that, by virtue of her position with the Bank, she will have advantageous familiarity and personal contacts with the Bank’s customers, wherever located, and the business, operations and affairs of the Bank. Accordingly, while the Employee is employed by the Bank and for a period of one year after the Employee’s Separation from Service (as defined in Section 8(h)(ii) of this Agreement) for any reason (whether with or without cause or whether by the Bank or the Employee) or the expiration of the Term, the Employee shall not, directly or indirectly, or individually or jointly, (i) solicit any business of any party which is a customer of the Bank at the time of such Separation from Service or any party which was a customer of the Bank during the one year period immediately preceding such Separation from Service, (ii) request or advise any customers or suppliers of the Bank to terminate, reduce, limit or change their business or relationship with the Bank, or (iii) induce, request or attempt to influence any employee of the Bank to terminate her employment with the Bank.

For purposes of this Agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, which encourages or requests any person or entity, in any manner, to cease doing business with the Bank.
(c)    Noncompetition. Except in the event that the Employee Separates from Service without Just Cause or for Good Reason (as such terms are defined in Section 8(c) and Section 8(e), respectively), during the period of her employment hereunder, and for a period of one year following the termination hereof, the Employee shall not, directly or indirectly:
(i)    As owner, officer, director, stockholder, investor, proprietor, organizer or otherwise, engage in the same trade or business as the Bank, as conducted on the date hereof, which would conflict with the interests of the Bank or in a trade or business competitive with that of the Bank, which would conflict with the interests of the Bank, as conducted on the date hereof; or
(ii)    Offer or provide employment (whether such employment is with the Employee or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within one (1) year prior to such offer or provision of employment has been, a management-level employee of the Bank. This subsection 6(c)(ii) shall only apply in the event the Employee has a voluntary Separation from Service.
The restrictions contained in this paragraph upon the activities of the Employee following Separation from Service shall be limited to the following geographic areas (hereinafter referred to as “Restricted Geographical Area”):
(1)    Terre Haute, Indiana; and
(2)    The 30-mile radius of Terre Haute, Indiana.
Nothing contained in this subsection shall prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or, solely as a passive or minority investor, in any business.
If the Employee does not comply with the provisions of this Section, the one-year period of non-competition provided herein shall be tolled and deemed not to run during any period(s) of noncompliance, the intention of the parties being to provide one full year of non-competition by the Employee after the termination or expiration of this Agreement.
(d)    Nondisclosure. The term “Confidential Information” as used herein shall mean any and all customer lists, computer hardware, software and related material, trade secrets (as defined in I.C. 24-2-3-2), know-how, skills, knowledge, ideas, knowledge of customer’s commercial requirements, pricing methods, sales and marketing techniques, dealer relationships and agreements, financial information, intellectual property, codes, research, development, research and development programs, processes, documentation, or devices used in or pertaining to the Bank’s business (i) which relate in any way to the Bank business, products or processes; or (ii) which are discovered, conceived, developed or reduced to practice by the Employee, either alone or with others either during the Term, at the Bank’s expense, or on the Bank premises.
(i)    During the course of her services hereunder the Employee may become knowledgeable about, or become in possession of, Confidential Information. If such Confidential Information were to be divulged or become known to any competitor of the Bank or to any other person outside the employ of the Bank, or if the Employee were to consent to be employed by any competitor of the Bank or to engage in competition with the Bank, the Bank would be irreparably harmed. In addition, the Employee has or may develop relationships with the Bank’s customers which could be used to solicit the business of such customers away from the Bank. The Bank and the Employee have entered into this Agreement to guard against such potential harm.
(ii)    The Employee shall not, directly or indirectly, use any Confidential Information for any purpose other than the benefit of the Bank or communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Employee’s service as a consultant or as an employee of the Bank. The covenant contained in this subsection shall be binding upon the Employee during the Term and following the termination hereof until either (i) such Confidential Information becomes obsolete; or (ii) such Confidential Information becomes generally known in the Bank’s trade or industry by means other than a breach of this covenant.
(iii)    The Employee agrees that all Confidential Information and all records, documents and materials relating to such Confidential Information, shall be and remain the sole and exclusive property of the Bank.
(e)    Remedies. The Employee agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Employee of any provision of this Section. Accordingly, in the event the Bank seeks, under law or in equity, a temporary restraining order, permanent injunction or a decree of specific performance of the provisions of this Section, no bond or other security shall be required. The Bank shall be entitled to recover from the Employee, reasonable attorneys’ fees and expenses incurred in any action wherein the Bank successfully enforces any of the provisions of this Section against the breach or threatened breach of those provisions by the Employee. The remedies described in this Section are not exclusive and are in addition to all other remedies the Bank may have at law, in equity, or otherwise.
(i)    The Employee and the Bank acknowledge and agree that in the event of the Employee’s Separation from Service for any reason whatsoever, the Employee can obtain other engagements or employment of a kind and nature similar to that contemplated herein outside the Restricted Geographical Area and that the issuance of an injunction to enforce the provisions of this Section will not prevent her from earning a livelihood.
(ii)    The covenants on the part of the Employee contained in this Section are essential terms and conditions to the Bank entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.
(f)    Surrender of Records. Upon the Employee’s Separation from Service for any reason, the Employee shall immediately surrender to the Bank any and all computer hardware, software and related materials, records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams or other written or printed material (including any and all copies made at any time whatsoever) in her possession or control which pertain to the business of the Bank including any Confidential Information in the Employee’s personal notes, address books, calendars, rolodexes, personal data assistants, etc.
7.    Standards

. The Employee shall perform her duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Employee with the working facilities and staff commensurate with her position or positions and necessary or advisable for her to perform her duties.
8.    Separation from Service and Termination Pay
. Subject to Section 10 hereof, the Employee may experience a Separation from Service under the following circumstances:
(a)    Death. The Employee shall experience a Separation from Service upon her death during the Term of this Agreement, in which event the Employee’s estate or designated beneficiaries shall be entitled to receive the base salary, Bonuses, vested rights, and Employee Benefits due the Employee through the last day of the calendar month in which her death occurred. Any benefits payable under insurance, health, retirement, Bonus or other plans as a result of the Employee’s participation in such plans through such date shall be paid when and as due under those plans.
(b)    Disability.
(i)    The Bank may terminate the Employee’s employment, resulting in a Separation from Service, as a result of the Employee’s Disability, in a manner consistent with the Bank’s and the Employee’s rights and obligations under the Americans with Disabilities Act or other applicable state and federal laws concerning disability. For the purpose of this Agreement, “Disability” means the Employee is:
(1)    Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(2)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
(ii)    During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, she shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank.
(iii)    In the event of the Employee’s Separation from Service due to Disability, the Employee shall be entitled to receive the base salary, Bonuses, vested rights, and Employee Benefits due the Employee through her date of termination. Any benefits payable under insurance, health, retirement, Bonus, incentive, performance or other plans as a result of the Employee’s participation in the plans through the date of termination shall be paid when and as due under those plans.
(c)    Just Cause. The Bank may, by written notice to the Employee, immediately terminate her employment at any time, resulting in a Separation from Service, for Just Cause. The Employee shall have no right to receive any base salary, Bonuses or other Employee Benefits, except as provided by law, whatsoever, for any period after her Separation from Service for Just Cause. However, the vested rights of the Employee as of her Separation from Service shall not be affected. Any benefits payable under insurance, health, retirement, Bonus, or other plans as a result of the Employee’s participation in such plans through such date of Separation of Service shall be paid when and as due under those plans. Separation from Service for “Just Cause” shall mean termination because of:
(i)    An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Employee in the course of her employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Bank;
(ii)    Intentional wrongful damage by the Employee to the business or property of the Bank, causing material harm to the Bank;
(iii)    Breach by the Employee of any confidentiality or non-disclosure agreement in effect from time to time with the Bank;
(iv)    Gross negligence or insubordination by the Employee in the performance of her duties; or
(v)    Removal or permanent prohibition of the Employee from participating in the conduct of Bank’s affairs by an order issued under Section 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).
Notwithstanding the foregoing, in the event of Separation from Service for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested directors of the Bank at meeting of the board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the boards), such meetings and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination, finding that in the good faith opinion of the boards the Employee was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail. If, following such meetings, the Employee is reinstated, she shall be entitled to receive the base salary, Bonuses, all Employee Benefits, and all other fringe benefits provided for under this Agreement for the period following Separation from Service and continuing through reinstatement as though she was never terminated.
(d)    Without Just Cause. The Bank may, by written notice to the Employee, immediately terminate her employment at any time, resulting in a Separation from Service, for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such Separation from Service occurs within the time period set forth in subsection 10(a) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):
(i)    One times the base salary provided pursuant to Section 2 hereof, as in effect on the date of Separation from Service;
(ii)    An amount equal to the Bonuses received by or payable to the Employee in the calendar year prior to the calendar year of the Employee’s Separation from Service; and

(iii)    Cash reimbursement to the Employee in an amount equal to the cost to the Employee (demonstrated by submission to the Bank of invoices, bills, or other proof of payment by the Employee) of (A) all other Employee Benefits (all as defined in subsection 4(a) excluding Bonuses which will be made in accordance with the terms and conditions of the applicable plans or agreements) and (B) all Automobile Benefits (as defined in subsection 4(b)) and professional and club dues the Employee would otherwise have been eligible to participate in or receive, through the first anniversary of the Employee’s Separation from Service, based upon the benefit levels substantially equal to those provided for the Employee at the date of the Employee’s Separation from Service. The Employee shall also be entitled to receive an amount necessary to provide any cash payments received under this subsection 8(d)(iii) net of all income and payroll taxes that would not have been payable by the Employee had she continued participation in the benefit plan or program instead of receiving cash reimbursement.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 8(d) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsection 8(d) exceeds any limitation on severance benefits that is imposed by the Office of the Comptroller of the Currency (the “OCC”) on such benefits.
All amounts payable to the Employee under subsections 8(d)(i) and 8(d)(ii) shall be paid in one lump sum within ten days of such Separation from Service. All amounts payable to the Employee under subsection 8(d)(iii) shall be paid on the first day of each month following the Employee’s Separation from Service, in an amount equal to the total reimbursable amount (demonstrated by invoices, bills or other proof of payment submitted by the Employee). Such amounts must be submitted for reimbursement no later than the earlier of: (i) six months after the date such amounts are paid by the Employee; or (ii) March 15th of the year following the year in which the Employee paid the amount.
(e)    Voluntary for Good Reason. The Employee may voluntarily Separate from Service under this Agreement at any time for Good Reason. In the event that the Employee has a Separation from Service for Good Reason, the Employee will first deliver to the Bank a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Bank to correct or cure the basis for such Separation from Service. The Bank will then have 30 days following the effective date of such notice to fully correct and cure the basis for the Separation from Service. If the Bank does not fully correct and cure the basis for the Employee’s Separation from Service within such 30-day period, then the Employee will have the right to Separate from Service with the Bank for Good Reason immediately upon delivering to the Bank a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Bank will be entitled to so correct and cure only a maximum of two times during any calendar year. The Employee shall thereupon be entitled to receive the same amount payable under subsections 8(d)(i) and 8(d)(ii) hereof, within 30 days following her date of Separation from Service and under subsection 8(d)(iii) as provided in subsection 8(d).
For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing (unless such voluntary Separation from Service occurs within the time period set forth in subsection 10(b) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):

(i)    The requirement that the Employee perform her executive functions more than 30 miles from her Terre Haute, Indiana office;
(ii)    A reduction of ten percent or more in the Employee’s base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank;
(iii)    The removal of the Employee from participation in any Bonuses unless the Bank terminates participation in the Bonuses with respect to all other executive officers of the Bank;
(iv)    A material failure by the Bank to continue to provide the Employee with the base salary, Bonuses or benefits provided for under subsections 4(a), 4(b) and 4(c) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to her under those Sections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by her, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank;
(v)    The assignment to the Employee of duties and responsibilities materially different from those normally associated with her position as referenced in Section 1;
(vi)    A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank; or
(vii)    A material reduction in the secretarial or administrative support of the Employee.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under this subsection shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsections 8(d)(i), 8(d)(ii) and 8(d)(iii) exceed any limitation on severance benefits that is imposed by the OCC on such benefits.
(f)    Voluntary Separation from Service. Subject to subsection Section 10, the Employee may voluntarily Separate from Service with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice to the Bank, in which case, effective as of the Separation from Service, the Employee shall receive only her base salary, Bonuses, vested rights and benefits up to the date of her Separation from Service, such benefits to be paid when and as due under those plans (unless such Separation from Service occurs pursuant to subsection 10(b) hereof, in which event the benefits, Bonuses and base salary provided for in subsection 10(a) shall apply).
(g)    Termination or Suspension Under Federal Law.
(i)    If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the Employee shall not be affected.

(ii)    If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; but the vested rights of the Employee shall not be affected.
(iii)    All obligations under this Agreement shall terminate, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of the Bank; (A) by the OCC or its designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the OCC, or its designee, at the time that the OCC or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the Employee.
(iv)    If a notice served under Section 8(e)(3) or (g)(1) of the FDIA suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. However, the vested rights of the Employee as of the date of suspension will not be affected. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.
(h)    Separation from Service. If the Employee qualifies as a Key Employee (as defined in subsection 8(h)(i)) at the time of her Separation from Service (as defined in subsection 8(h)(ii)), the Bank may not make a payment pursuant to subsections 8(d) (disregarding subsection 8(d)(ii)(A)), 8(e) or Section 10 (disregarding subsection 10(a)(1)(ii)(C)) earlier than six months following the date of the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death) to the extent such a payment would constitute deferred compensation that is not exempt from the requirements of Code Section 409A or Treasury Regulations 1.409A-1 et. seq. Payments to which the Key Employee would otherwise be entitled during the first six months following the date of her Separation from Service will be accumulated and paid to the Employee on the first day of the seventh month following the Employee’s Separation from Service.
(i)    Key Employee means an employee who is:
(1)    An officer of the Bank having annual compensation greater than $170,000;
(2)    A five percent owner of the Parent; or
(3)    A one percent owner of the Parent having an annual compensation from the employer of more than $150,000.
The $170,000 amount in subsection 8(h)(i)(1) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.

(ii)    Separation from Service means the date on which the Employee dies, retires or otherwise experiences a “Termination of Employment” with the Bank (as defined below). Provided, however, a Separation from Service does not occur if the Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Bank under an applicable statute or by contract. For purposes of this subsection 8(h)(ii), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Bank. If the period of leave exceeds six months and the Employee does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Employee shall incur a “Termination of Employment” for purposes of this subsection 8(h)(ii) when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(1)(ii).
9.    No Mitigation
. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.
10.    Change in Control
(a)    Change in Control; Involuntary Separation from Service.
(1)    Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Bank, resulting in a Separation from Service, without the Employee’s prior written consent and for a reason other than Just Cause, in connection with or within 12 months after a Change in Control, as defined in subsection 10(a)(3), the Employee shall be paid (subject to subsection 10(a)(2)) the greater of:
(i)    The total amount payable under subsection 8(d); or
(ii)    The product of one times the sum of: (A) one times her base salary in effect as of the date of the Change in Control; (B) an amount equal to any Bonus received by or payable to the Employee in the calendar year prior to the year in which the Change in Control occurs; and (C) cash reimbursement to the Employee in an amount equal to the cost to the Employee (demonstrated by submission to the Bank of invoices, bills or other proof of payment by the Employee) of obtaining all Employee Benefits (all as defined in subsection 4(a) excluding Bonuses which will be paid in accordance with the terms and conditions of the applicable plans or agreements), all Automobile Benefits (as defined in subsection 4(b)) and professional and club dues the Employee would otherwise have been eligible to participate in or receive, through the first anniversary of the Employee’s Separation from Service, based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of the Employee’s Separation from Service. The Employee shall also be entitled to receive an amount necessary to provide any cash payments received under this subsection 10(a)(1)(ii) net of all income and payroll taxes that would not have been payable by the Employee had she continued participation in the benefit plan or program instead of receiving cash reimbursement.
(2)    To the extent payments that would be received based on the Employee’s Separation from Service in connection with a Change in Control, or within 12 months after a Change in Control would be considered “excess parachute payments” pursuant to the Code Section 280G, the benefit payment to the Employee under this Agreement, when combined with all other parachute payments to the Employee, shall be the greater of:
(i)    the Employee’s benefit under the Agreement reduced to the maximum amount payable to the Employee such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment;” or
(ii)    the Employee’s benefit under the Agreement after taking into account the amount of the excise tax imposed on the Employee under Code Section 280G due to the benefit payment.
The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Bank in good faith after consultation with the Employee, and such determination will be conclusive and binding on the Employee. The Employee will cooperate in good faith with the Bank in making such determination and providing the necessary information for this purpose.
(3)    “Change in Control” shall be deemed to have occurred if one of the following events takes place:
(i)    Change in Ownership. A change in the ownership of the Bank or the Parent occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Bank or the Parent that, together with stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank or the Parent. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Bank or the Parent (or to cause a change in the effective control of the Bank or the Parent] as defined in subsection 10(a)(3)(ii)). An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Bank or the Parent acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection only applies when there is a transfer of stock of the Bank or the Parent (or issuance of stock of a corporation) and stock in the Bank or the Parent remains outstanding after the transaction.
For purposes of subsections 10(a)(3)(i) and 10(a)(3)(ii), persons will not be considered to be acting as a group solely because they purchase or own stock of the Bank or the Parent at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Bank or the Parent. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(ii)    Change in the Effective Control. A change in the effective control of the Bank or the Parent will occur when: (i) any person or group (as defined in subsection 10(a)(3)(i)) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Bank or the Parent possessing 30 percent or more of the total voting power; or (ii) a majority of members of the board of the Bank or the Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Parent’s board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Bank or Parent, the acquisition of additional control of the Bank or Parent by the same person(s) is not considered to cause a change in the effective control.
(iii)    Change in the Ownership of a Substantial Portion of the Bank’s or Parent’s Assets. A change in the ownership of a substantial portion of the Bank’s or Parent’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Bank or Parent that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Bank or Parent immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Bank or Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Bank or Parent immediately after the transfer. A transfer of assets by the Bank or Parent is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Bank or Parent (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or Parent; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank or Parent or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subsection, except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Bank or Parent has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Bank or Parent after the transaction, is not treated as a change in the ownership of the assets of the transferor Bank or Parent.
For purposes of this subsection 10(a)(3)(iii), persons will not be considered to be acting as a group solely because they purchase assets of the Bank or Parent at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Bank or Parent. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Notwithstanding the foregoing, the acquisition of Bank or Parent stock by any retirement plan sponsored by the Bank or an affiliate of the Bank will not constitute a Change in Control. Additionally, notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(a) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(a) exceeds any limitation on severance benefits that is imposed by the OCC.
(b)    Change in Control; Voluntary for Good Reason. Notwithstanding any other provision of this Agreement to the contrary, the Employee may Separate from Service under this Agreement for Good Reason within 12 months following a Change in Control of the Bank or Parent, as defined in subsection 10(a)(3). In the event that the Employee has a Separation from Service for Good Reason within 12 months following a Change in Control of the Bank or Parent, the Employee will first deliver to the Bank a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Bank to correct or cure the basis for such Separation from Service. The Bank will then have 30 days following the effective date of such notice to fully correct and cure the basis for the Separation from Service. If the Bank does not fully correct and cure the basis for the Employee’s Separation from Service within such 30-day period, then the Employee will have the right to Separate from Service with the Bank for Good Reason immediately upon delivering to the Bank a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Bank will be entitled to so correct and cure only a maximum of two times during the calendar year.
The Employee shall thereupon be entitled to receive the payment described in subsections 10(a)(1), 10(a)(2) and 10(a)(3) of this Agreement, within 30 days. During such 30-day period, the Bank shall not allow the Employee’s participation in any Employee Benefits to lapse and shall continue to provide the Employee with the Automobile Benefits described in subsection 4(b), reimbursement of professional and club dues and the cost of continuing education or professional development. In the event subsection 8(h) applies at the time of the Employee’s termination, the six month suspension period shall not prevent the Employee from continuing to receive reimbursement of health and life insurance premiums for herself, her spouse and any dependent at the level of coverage in place at that time.
For purposes of this subsection 10(b), “Good Reason” means, the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing:
(i)    The requirement that the Employee perform her principal executive functions more than 30 miles from her Terre Haute, Indiana office.

(ii)    A reduction of ten percent or more in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be changed by mutual agreement from time to time, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank;
(iii)    The removal of the Employee from participation in any Bonus unless the Bank terminates participation in the Bonuses with respect to all other executive officers of the Bank;
(iv)    A material failure by the Bank to continue to provide the Employee with the base salary, Bonuses or benefits provided for under subsections 4(a), 4(b) and 4(c)of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to her under those subsections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by her, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank;
(v)    The assignment to the Employee of duties and responsibilities materially different from those normally associated with her position as referenced in Section 1;
(vi)    A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank; or
(vii)    A material reduction in the secretarial or administrative support of the Employee.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(b) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(b) exceeds any limitation on severance benefits that is imposed by the OCC.
(c)    Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
(d)    Trust.
(1)    Within five business days before or after a Change in Control which was not approved in advance by a resolution of a majority of the directors of the Bank or the Parent, the Bank shall (i) deposit, or cause to be deposited, in a grantor trust (the “Trust”), designed to conform with Revenue Procedure 92-64 (or any successor) and having a trustee independent of the Bank, an amount equal to the amounts which would be payable in a lump sum under subsections 10(a)(1), 10(a)(2) and 10(a)(3) hereof if those payment provisions become applicable, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

(2)    During the 12 consecutive month period following the date on which the Bank makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee, in a single sum, the amount designated in the notice as being payable pursuant to subsections 10(a)(1), 10(a)(2) and 10(a)(3). Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail, return receipt requested. On the tenth business day after mailing said notice to the Bank, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment. In the latter event, the trustee shall submit the dispute, within ten days of receipt of the notice from the Bank, to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to subsections 10(a)(1), (2) and (3), and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator. The Bank and the Employee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his or her determination. If the Employee and the Bank cannot agree on an arbitrator, then the arbitrator shall be selected under the rules of the American Arbitration Association. The Employee, the Bank and the trustee shall be bound by the results of the arbitration and, within three days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.
(3)    Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date twelve months after the date on which the Bank makes the deposit referred to in subsection 10(d)(1)(i), the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee, if any. The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement. However, the termination of the Trust shall not operate as a forfeiture or relinquishment of any of the Employee’s rights under the terms of this Agreement. Furthermore, in the event of a dispute under subsection 10(d)(2), the trustee of the Trust shall continue to hold, in trust, the deposit referred to in subsection 10(d)(1)(i) until a final decision is rendered by the arbitrator pursuant to subsection 10(d)(2).
(e)    In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement or the obligations thereunder, including this Section, whether instituted by formal legal proceedings or submitted to arbitration pursuant to subsection 10(d)(2), including any action that the Employee takes to enforce the terms of this Section or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee or, in the event of arbitration pursuant to subsection 10(d)(2), a determination is made by the arbitrator that the expenses should be paid by the Bank. Such reimbursement shall be paid within ten days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.
Should the Employee fail to obtain a final judgment in favor of the Employee and a final judgment or arbitration decision is entered in favor of the Bank and if decided by arbitration, the arbitrator, pursuant to subsection 10(d)(2), determines the Employee to be responsible for the Bank’s expenses, then the Bank shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten days of the Bank furnishing to the Employee written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Bank.
11.    Bonus Awards
. Any awards to the Employee under a Bonus arrangement that are outstanding at the time of a Separation from Service will be governed by the terms of the Bonus arrangement.
12.    Federal Income Tax Withholding
. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or governmental regulation or ruling.
13.    Successors and Assigns
.
(a)    Bank.
This Agreement shall not be assignable by the Bank provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.
(b)    Employee.
Because the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon her death, or (ii) the executors, administrators, or other legal representatives of the Employee or her estate from assigning any rights hereunder to the person or persons entitled thereunto.
(c)    Attachment.
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
14.    Amendments
. No amendments or additions to this Agreement shall be binding unless made in writing and signed by the Bank and the Employee, except as herein otherwise specifically provided.
15.    Applicable Law

. Except to the extent preempted by federal law, the laws of the State of Indiana, without regard to that State’s choice of law principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
16.    Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Should any particular covenant, provision or clause of this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the Bank and Employee acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law.
17.    Entire Agreement
. This Agreement: (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to this subject matter; provided, however, that the benefit plans and arrangements referred to in this Agreement are not superseded or replaced unless this Agreement specifically so states and such benefit plans and arrangements may be set forth in separate plan documents stating their terms.
18.    Construction
. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
19.    Headings
. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.
20.    Notices
. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given (a) if hand delivered, upon delivery to the party, or (b) if mailed, two days following deposit of the notice or communication with the United States Postal Service by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	Karen L. Stinson-Milienu 1623 Hulman Waye Court Terre Haute, Indiana 47803

If to the Bank:	First Financial Bank, N.A. Attn: Chief Executive Officer One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808-0540

With a copy to (which will not constitute notice):	Krieg DeVault LLP Attn: Alexander L. Mounts, Esq. One Indiana Square, Suite 2800 Indianapolis, Indiana 46204

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

21.    Waiver
. The waiver by either party of a breach of any provision of this Agreement, or failure to insist upon strict compliance with the terms of this Agreement, shall not be deemed a waiver of any subsequent breach or relinquishment of any right or power under this Agreement.
22.    Review and Consultation
. Employee acknowledges and agrees she (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement and (c) has consulted with such attorneys, accountants and financial or other advisors as she has deemed appropriate in connection with the execution of this Agreement. Employee understands, acknowledges and agrees that she has not received any advice, counsel or recommendation with respect to this Agreement from Employer’s attorneys.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties have executed this Agreement on this 27th day of December, 2016.

ATTEST    FIRST FINANCIAL BANK, N.A.

_______________________________                    /s/ Norman L. Lowery                                            Norman L. Lowery, Chief Executive Officer _______________________________

EMPLOYEE

/s/ Karen L. Stinson-Milienu
Karen L. Stinson-Milienu